EXHIBIT 4.2

                              GULFWEST ENERGY INC.
                     2004 STOCK OPTION AND COMPENSATION PLAN

                                   ARTICLE I.
                                     GENERAL

     1.1. Name. This plan will be known as the "GulfWest Energy Inc. 2004 Stock Option and Compensation Plan." Capitalized terms used herein are defined in
Article V hereof.

     1.2. Purpose. The purpose of the Plan is to promote the growth and general prosperity of the Company by permitting the Company to grant to its key employees Options to purchase Common Stock of the Company. The Plan is designed to help the Company attract and retain superior personnel for positions of substantial responsibility and to provide employees with an additional incentive to contribute to the success of the Company.

     1.3. Effective Date. The Plan will be effective as of April 1, 2004.

     1.4. Eligibility to Participate. Any of the Company's key employees (including officers) will be eligible to participate in the Plan.

     1.5. Maximum Number of Shares of Common Stock Subject to Options. The shares of Common Stock subject to Options granted pursuant to the Plan may be either authorized and unissued shares or shares issued and thereafter acquired by the Company. Subject to adjustment pursuant to the provisions of Section 4.2, and subject to any additional restrictions elsewhere in the Plan, the maximum aggregate number of shares of Common Stock that may be issued from time to time pursuant to the exercise of Options shall be one million, six hundred ten thousand (1,610,000). The maximum number of shares of Common Stock with respect to which Options may be granted to any participant in the Plan during the term of the Plan is 500,000. Plan Shares with respect to which an Option has been exercised will not again be available for grant hereunder. If Options terminate for any reason without being wholly exercised, new Options may be granted hereunder covering the number of Plan Shares to which such Option termination relates.

     1.6. Administration. The Plan will be administered by the Board or by a committee of directors (the "Stock Option Committee") appointed by the Board. As used herein, unless otherwise indicated, "Committee" shall mean the Board or the duly appointed Stock Option Committee, as applicable. Subject to the provisions of the Plan, the Committee will have the sole discretion and authority to determine from time to time the employees to whom Options will be granted and the number of Plan Shares subject to each Option, to interpret the Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Option Agreement, to modify or amend any Option Agreement or waive any conditions or restrictions applicable to any Option or the exercise thereof, and to make all other determinations necessary or advisable for the administration of the Plan. Except when the Committee consists of the entire Board, the Committee shall consist solely of two or more persons who are both "nonemployee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

     A majority of the members of the Committee will constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by all members of the Committee will constitute the action of the Committee.

     1.7. Conditions Precedent. The Company will not issue or deliver any Option Agreement or any certificate for Plan Shares pursuant to the Plan prior to fulfillment of all of the following conditions:

     (a) The admission of the Plan Shares to listing on all stock exchanges on which the Common Stock is then listed, unless the Committee determines in its sole discretion that such listing is neither necessary nor advisable;

     (b) The completion of any registration or other qualification of the sale of the Plan Shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Committee in its sole discretion deems necessary or advisable; and

     (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Committee in its sole discretion determines to be necessary or advisable.

     1.8. Reservation of Shares of Common Stock. During the term of the Plan, the Company will at all times reserve and keep available such number of shares of Common Stock as may be necessary to satisfy the requirements of the Plan as to the number of Plan Shares. In addition, the Company will from time to time, as is necessary to accomplish the purposes of the Plan, use its best efforts to obtain from any regulatory agency having jurisdiction any requisite authority necessary to issue Plan Shares hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary for the lawful issuance of any Plan Shares will relieve the Company of any liability in respect of the nonissuance of Plan Shares as to which the requisite authority has not been obtained.

     1.9. Tax Withholding.

     (a) Condition Precedent. The issuance, delivery or exercise of any Options or Plan Shares under the Plan is subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state or local law is necessary or desirable as a condition of, or in connection with, the issuance, delivery or exercise of the Options or Plan Shares, then the issuance, delivery or exercise thereof will not be effective unless the withholding has been effected or obtained in a manner acceptable to the Committee.

     (b) Manner of Satisfying Withholding Obligation. When a person is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the exercise of an Option or the payment of a director fee, such payment may be made (i) in cash, (ii) by check, (iii) through the withholding by the Company ("Company Withholding") of a portion of the Plan Shares acquired upon the exercise of the Option having a Fair Market Value on the date the amount of tax to be withheld is to be determined equal to the amount required to be withheld or (iv) in any other form of valid consideration, as permitted by the Committee in its discretion; provided that a person who is required to file reports under Section 16 of the Exchange Act shall not be permitted to elect to satisfy his withholding obligation through Company Withholding; provided further, however, that the Committee, in its sole discretion, may require that such person's withholding obligation be satisfied through Company Withholding.

     1.10. Exercise of Options.

     (a) Method of Exercise. Each Option will be exercisable in accordance with the terms of the Option Agreement pursuant to which the Option was granted. Any Option will be deemed to be exercised for purposes of the Plan when written notice of exercise has been received by the Company at its principal office from the person entitled to exercise the Option and payment for the Plan Shares with respect to which the Option is exercised has been received by the Company in accordance with paragraph (b) below. No Option may be exercised for a fraction of a Plan Share.

     (b) Payment of Purchase Price. The purchase price of any Plan Shares purchased will be paid at the time of exercise of the Option either (i) in cash,
(ii) by certified or cashier's check, (iii) by cash or certified or cashier's check for the par value of the Plan Shares plus a promissory note for the balance of the purchase price, which note will contain such terms and provisions as the Committee may permit, including without limitation the right to repay the note partially or wholly with Common Stock, (iv) by delivery of a copy of irrevocable instructions from the Optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Plan Shares purchased upon exercise of the Option or to pledge them as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price or (v) in any other form of valid consideration, as permitted by the Committee. If any portion of the purchase price or a note given at the time of exercise is paid in shares of Common Stock, those shares will be valued at the then Fair Market Value.

     1.11. Acceleration of Right of Exercise of Options. In the case of an Option not otherwise exercisable in full, the Committee may accelerate the exercisability of such Option in whole or in part at any time. Notwithstanding the provisions of any Option Agreement regarding the time for exercise of an Option, the following provisions will apply:

     (a) Corporate Changes. In the event of a dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale of substantially all of the assets of the Company; a merger or consolidation in which the Company is not the surviving entity; or a reverse merger in which the Company is the surviving entity, but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then, the Company, to the extent permitted by applicable law, but otherwise in the sole discretion of the Committee may provide for: (i) the continuation of outstanding Options by the Company (if the Company is the surviving entity); (ii) the assumption of the Plan and such outstanding Options by the surviving entity or its parent; (iii) the substitution by the surviving entity or its parent of Options with substantially the same terms (including an award to acquire the same consideration paid to the shareholders in the transaction described in this Section) for such outstanding Options and, if appropriate, subject to the equitable adjustment provisions of Section 3.2 hereof; (iv) the cancellation of such outstanding Options in consideration for a payment equal in value to the difference between the Fair Market Value and the exercise price for all shares of Common Stock subject to exercise (i.e., to the extent vested) under any outstanding Option; or (v) the cancellation of such outstanding Options without payment of any consideration. If such Options would be canceled without consideration for vested Options, the Optionee shall have the right, exercisable during the later of the ten-day period ending on the fifth day prior to such merger or consolidation or ten days after the Committee provides the Option holder a notice of cancellation, to exercise such Options in whole or in part without regard to any installment exercise provisions in the Option Agreement.

     (b) Change in Control. In the event of a change in control or threatened change in control of the Company, all Options granted prior to the change in control or threatened change in control will become immediately exercisable. The term "change in control" for purposes of this section refers to the acquisition of 25% or more of the voting securities of the Company by any person or by persons acting as a group within the meaning of Section 13(d)(3) of the Exchange Act (other than an acquisition by a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act); provided that no change in control or threatened change in control will be deemed to have occurred if prior to the acquisition of, or offer to acquire, ten percent or more of the voting securities of the Company, the full Board has adopted by not less than two thirds vote a resolution specifically approving such acquisition or offer, unless an employee shall have his or her employment terminated within six (6) months following an approved change in control for any reason other than cause, in which case all Options held by such terminated employee will become immediately exercisable. The term "person" for purposes of this section refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Whether a change in control is threatened will be determined solely by the Committee.

     1.12. Compliance with Securities Laws. Plan Shares will not be issued with respect to any Option or director fee unless the exercise of the Option (if applicable) and the issuance and delivery of the Plan Shares complies with all relevant provisions of federal and state law, including without limitation the Securities Act, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the Plan Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may also require an Optionee or director fee recipient to furnish evidence satisfactory to the Company, including without limitation a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition or otherwise, that the Plan Shares are being acquired only for investment and without any present intention to sell or distribute the shares in violation of any federal or state law, rule or regulation. Further, each Optionee or director fee recipient will consent to the imposition of a legend on the certificate representing the Plan Shares issued upon the exercise of the Option or the payment of a director fee, restricting their transferability as required by law or by this section.

     1.13. Employment of Optionee. Nothing in the Plan or in any Option granted hereunder will confer upon any Optionee any right to continued employment by the Company or any of its subsidiaries or limit in any way the right of the Company or any subsidiary at any time to terminate or alter the terms of that employment.

     1.14. Transferability of Options. The Committee may, in its discretion, provide in any Option Agreement that Options granted hereunder may be transferred by the holder thereof upon five days prior written notice to the Company, subject to compliance with applicable securities laws.

     1.15. Information to Optionees. The Company will furnish to each Optionee copies of annual reports, proxy statements and all other reports sent to the Company's shareholders. Upon written request, the Company will furnish to each Optionee a copy of its most recent Annual Report on Form 10-K and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.

     1.16. Plan Binding on Successors. The Plan will be binding upon the successors and assigns of the Company and any of its subsidiaries that adopt the Plan.

                                  ARTICLE II.
                                TERMS OF OPTIONS

     2.1. Nature of Options. Options may be only Nonqualified Options.

     2.2. Duration of Options. Each Option granted under this Article and all rights thereunder will expire on the date determined by the Committee, but in no event will any Option granted under this Article expire later than ten years after the date on which the Option is granted.

     2.3. Rights Upon Termination of Employment or Service as a Director or Advisor. The Committee shall have discretion to include in each Option Agreement such provisions regarding exercisability of Options following the termination of an Optionee's employment or service as a director or Advisor as the Committee, in its sole discretion, deems to be appropriate.

     2.4. Purchase Price. The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option may not be less than the Fair Market Value of the Plan Shares at the time of the grant of the Option.

     2.5. Individual Option Agreements. Each Optionee will be required to enter into a written Option Agreement with the Company. In such Option Agreement, the Employee will agree to be bound by the terms and conditions of the Plan and such other matters as the Committee deems appropriate.

                                  ARTICLE III.
                      AMENDMENT, TERMINATION AND ADJUSTMENT

     3.1. Amendment and Termination. The Plan will terminate on February 11, 2005. No Options will be granted under the Plan after that date of termination. The Committee may at any time amend or revise the terms of the Plan, including the form and substance of the Option Agreements to be used in connection herewith. No amendment, suspension, or termination of the Plan may, without the consent of the Optionee who has received an Option hereunder, alter or impair any of that Optionee's rights or obligations under any Option granted under the Plan prior to that amendment, suspension, or termination.

     3.2. Adjustment. If the outstanding Common Stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment will be made in the maximum number and kind of Plan Shares as to which Options may be granted and director fees paid under the Plan. A corresponding adjustment will be made in the number or kind of shares allocated to and purchasable under unexercised Options or portions thereof granted prior to any such change. Any such adjustment in outstanding Options will be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share purchasable under the Option. The foregoing adjustments and the manner of application of the foregoing provisions will be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.

                                  ARTICLE IV.
                                   DEFINITIONS

     As used herein with initial capital letters, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

     4.1. "Board" means the Board of Directors of the Company.

     4.2. "Code" means the Internal Revenue Code of 1986, as from time to time amended.

     4.3. "Committee" shall have the meaning set forth in Section 1.6.

     4.4. "Common Stock" means the Class A Common Stock, par value $0.001 per share, of the Company or, in the event that the outstanding shares of such Common Stock are hereafter changed into or exchanged for shares of a different stock or security of the Company or some other corporation, such other stock or security.

     4.5. "Company" means GulfWest Energy Inc., a Texas corporation.

     4.6. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     4.7. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     4.8. "Fair Market Value" means such value as will be determined by the Committee on the basis of such factors as it deems appropriate; provided that if the Common Stock is traded on a national securities exchange or transactions in the Common Stock are quoted on the NASDAQ National Market System, such value will be determined by the Committee on the basis of the last reported sale price for the Common Stock on the date for which such determination is relevant, as reported on the national securities exchange or the NASDAQ National Market System, as the case may be. If the Common Stock is not listed and traded upon a recognized securities exchange or on the NASDAQ National Market System, the Committee will make a determination of Fair Market Value on the basis of the closing bid and asked quotations for such stock on the date for which such determination is relevant (as reported by a recognized stock quotation service) or, in the event that there will be no bid or asked quotations on the date for which such determination is relevant, then on the basis of the mean between the closing bid and asked quotations on the date nearest preceding the date for which such determination is relevant for which such bid and asked quotations were available.

     4.9. "Nonqualified Option" means an Option that does not qualify as an "incentive option," as defined in Section 422 of the Code.

     4.10. "Option" means a stock option granted under the Plan.

     4.11. "Optionee" means an employee, director or Advisor to whom an Option has been granted hereunder.

     4.12. "Option Agreement" means an agreement between the Company and an Optionee with respect to one or more Options.

     4.13. "Plan" means the GulfWest Energy Inc. 2004 Stock Option and Compensation Plan, as amended from time to time.

     4.14. "Plan Shares" means shares of Common Stock issuable pursuant to the Plan.

     4.15. "Securities Act" means the Securities Act of 1933, as amended.